Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-45363, 333-61712, 333-67354, 333-156527, 333-156886) of our report dated June 24, 2009 relating to the statement of net assets available for benefits of the National City Savings and Investment Plan as of December 31, 2008 and the related statement of changes in net assets available for benefit for the year ended December 31, 2008 which appears in this Form 11-K.
/s/ Parente Randolph, LLC
Pittsburgh, Pennsylvania
June 24, 2009